EXHIBIT 99.1
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                                  EXHIBIT 99.1
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                             Salisbury Bancorp, Inc.

                   Annual Shareholders Meeting, April 28, 2004

                               President's Remarks

The year 2003 measured by most any standard, was a year of progress and achievement for Salisbury Bank & Trust Company and provided strong momentum for entering 2004 and our planned acquisition of the Canaan National Bank.

Reported Company earnings were $3,840,000......an increase of 20% over the previous record year. Earnings per share increased by 20% as well, to $2.70. The improvement in net income is primarily the result of growth in earning assets that has produced an increase in total net interest income, a reduction in interest expense and an increase in other noninterest income.

Management is pleased with a 28% increase in noninterest income, a 12% increase in Trust Department income, a 19% increase in service charge income, and a 67% increase in gains on sales of available for sale securities. Gains on sale of loans held-for-sale increased 15% and other income increased 16%.

Cash dividends declared per share increased to $0.92 marking the 13th consecutive year that your board has increased the dividend paid to shareholders.

During the year, we continued to make improvements to garner efficiencies to enable our employees and officers to enhance service delivery to our customers. Examples are the installation of a new computerized telephone system linking all of our offices and upgraded computer systems thru out the Bank. Many of you who frequent our main office in Lakeville have indicated that you are pleased with the changes made to the lobby area, which was completely refurbished. The work in Lakeville is not yet complete, however. We plan to begin next week with the installation of a third lane to our drive up teller facility which will house a state of the art ATM machine that will be accessible from your automobile. We also plan to reconfigure the entrance and exit area to the 5 Bissell Street offices and create additional parking for our customers and visitors.

We have grown our mortgage lending operation to a sufficient size that enables us to take advantage of a beneficial Connecticut state tax law through the creation of a passive investment company subsidiary which will be responsible for much of the Bank's mortgage lending functions. As of April 15th, the Bank has transferred $126 million of mortgage loans to our newly formed subsidiary, SBT Mortgage Service Corporation. This should offer tax advantages, while retaining our valuable mortgage banking relationships.




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The announcement of the execution of our definitive agreement to acquire Canaan in November of last year was a very exciting event for us and should provide us with new opportunities. Following receipt of all required regulatory approvals and approval by the shareholders of Canaan, we expect to consummate the transaction during the third calendar quarter of this year. This transaction represents the merger of two long-standing community focused organizations with very similar cultures and should help us to expand our Massachusetts presence and serve customers throughout the Tri-State region of northwestern Connecticut, western Massachusetts and proximate communities in New York State. Both institutions provide a level of high quality personal service from a committed team of individuals who are active and in touch with the communities that they serve. When the transaction is consummated, our combined base of talented and dedicated employees should continue to provide outstanding customer service in the delivery of our financial products and services. Our shared familiarity with the Tri-State region reduces execution risk and we anticipate that this acquisition will be accretive to earnings within the first year following consummation.

Our strategic plan continues to create value for Salisbury Bank's customers and shareholders. As a result of the Company's first quarter performance, the Board of Directors voted to increase the dividend to $.24 per share. I believe you will be pleased to learn that our first quarter's net income exceeded both the 2004 first quarter budgeted number, as well as last year's actual record number. Net income for the first quarter of 2004 was $1,071,777 or $.75 per share. This compares to 2003 first quarter earnings of $1,029,030 or $.72 per share.

Although we are located in a very unique and competitive market in the Northwest corner of Connecticut, I believe the Bank is positioned well for the future challenges that face us as a community bank. Our people are responsible for the success your Bank has enjoyed during the past several years. We have assembled an extraordinary team which has performed well. We've empowered them to make decisions, and they are active and involved in the communities that we serve. We have an extremely dedicated Advisory Board and Board of Directors who communicate with us openly and candidly, and continually challenge us to be the best community bank in the Tri-State area. Together, we all appreciate your interest in Salisbury Bank and encourage you to do your banking with us and to refer us to your friends and neighbors.